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                                                                    EXHIBIT 10.1

                                CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY
  CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT
       HAS BEEN REQUESTED IS OMITTED AND NOTED WITH "***." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE
       COMMISSION.

                        DEVELOPMENT AND SUPPLY AGREEMENT

      THIS DEVELOPMENT AND SUPPLY AGREEMENT (this "Agreement"), effective as of March 24, 2005 (the "Effective Date") is entered into between BAXTER HEALTHCARE CORPORATION with its principal place of business at One Baxter Parkway, Deerfield, Illinois 60015-4633 ("Baxter"), and HALOZYME, INC. with its principal place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121 ("Halozyme").

      WHEREAS Halozyme is the owner or exclusive licensee of certain patents, formulations and know-how related to the Product (as defined below);

      WHEREAS Baxter, or one or more of its affiliates has the expertise and the manufacturing facility suitable for the Production (as defined below) of Product;

      WHEREAS, Halozyme wishes to have Baxter Produce (as defined below) Product and Baxter wishes to Produce Product for Halozyme for sale and distribution in the Territory;

      NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:

      1.    DEFINITIONS.

            1.1 "Affiliate" shall mean, with respect to a party hereto, any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

            1.2 "API" shall mean the bulk form of the active compound, recombinant human PH20 hyaluronidase (i.e. a truncated form of native human PH20 hyaluronidase consisting of residues 36-482, inclusive, of the native human PH20 hyaluronidase), to be supplied by Halozyme to Baxter for use in Production of Product.

            1.3 "API Price" shall mean the amount to be paid by Baxter Anesthesia and Critical Care ("ACC") to Halozyme for the API as set forth on Exhibit A.

            1.4 "API Specifications" shall mean the specifications for the API mutually agreed upon in writing by the parties.

            1.5 "Batch" shall mean a specific quantity of Product comprising a number of units mutually agreed upon between Halozyme and Baxter, and that (a) is intended to have uniform character and quality within specified limits, and
(b) is produced according to a single manufacturing order during the same cycle of manufacture.

            1.6 "Baxter SOPs" shall mean Baxter's Standard Operating Procedures. Copies of Baxter's Relevant Product Specific Standard Operating Procedures as per Quality

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Agreement (Section 5.2.2) have been provided by Baxter to Halozyme prior to the Effective Date. Baxter shall be responsible at all times to cause the Product-specific Baxter SOPs to be consistent with the Product Master Plan.

            1.7 "cGMP" shall mean the principles detailed in the US Current Good Manufacturing Practices (21 CFR 200, 211 and 600), the "Rules Governing Medicinal Product in The European Community - Volume IV Good Manufacturing Practice for Medicinal Products," and/or "Cooperative Manufacturing Arrangements for Licensed Biologics" FDA-CBER.

            1.8 "Components" shall mean all components used by Baxter in Production of Product under this Agreement.

            1.9 "Confidential Information" shall mean all information and data that (a) is provided by one party to the other party under this Agreement or the Confidentiality Agreement signed by Halozyme and Baxter on August 14, 2003 (as amended, the "Confidentiality Agreement"), and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, or is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or
(iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.

            1.10 "Development Plan" shall mean the plan for the development of Product and attached as Exhibit B, as such proposal may be amended, supplemented or restated from time to time by mutual written agreement of the parties.

            1.11 "Exclusive Distribution Agreement" shall mean the Exclusive Distribution Agreement dated as of August 13, 2004 entered into between the parties for the distribution by Baxter of Product.

            1.12 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto or any applicable Regulatory Authority as defined in the Product Master Plan.

            1.13 "FD&C Act" shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

            1.14 "IND" shall mean an Investigational New Drug application for Product, as defined in the FD&C Act or FDA Regulations (21 CFR).

            1.15 "Initial Drug" shall mean up to 1500 USP units per vial of recombinant human PH20 hyaluronidase as the active pharmaceutical ingredient in
(i) a *** ml liquid

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injectable formulation in a ***mL *** vial with a serum stopper and *** cap, and
(ii) a lyophilized formulation; in each case for the DESI Review indication of "enhancing the dispersion and absorption of other injected drugs" (as described in the Federal Register, Vol. 35, No. 185, p. 14800 (Sept. 23, 1970)).

            1.16 "Initial Product(s)" shall mean up to 1500 USP units per vial of recombinant human PH20 hyaluronidase as the active pharmaceutical ingredient in (i) any liquid injectable formulation, and/or (ii) any lyophilized formulation, which shall include the Initial Drug, in each case for the DESI Review indication of "enhancing the dispersion and absorption of other injected drugs" (cf. Federal Register, supra). Initial Product(s) shall also encompass any of the following improvements to the Initial Drug: line extensions, packaging, labeling, change of excipient, minor alterations of the Initial Drug itself (such as variations in the structure of the active compound that do not substantially alter its properties (i.e. as would not require a new IND and/or a Supplemental New Drug Application (NDA)), and Initial Drug produced by newly developed manufacturing methods.

            1.17 "Labeling" shall mean all labels and other written, printed, or graphic matter upon: (i) Product or any container, carton, or wrapper utilized with Product or (ii) any written material accompanying Product.

            1.18 "Master Batch Record" or "MBR" shall mean the formal set of instructions for Production of Product, as amended, supplemented or restated from time to time by mutual written agreement of the parties. The MBR will be developed jointly by Halozyme and Baxter and approved by both parties, prior to Production of Product.

            1.19 "Other Products" shall mean products (other than the Initial Product(s)) consisting of up to 1500 USP units per vial of recombinant human PH20 hyaluronidase as the active pharmaceutical ingredient in (i) any liquid injectable formulation, and/or (ii) any lyophilized formulation in each case for DESI review indications (cf. Federal Register, supra) (a) "for hypodermoclysis", and (b) "use as an adjunct in subcutaneous urography for improving the resorption of radiopaque agents"; and for non-DESI Review indication (c) for use as a viscoelastic antidote (e.g., Viscolase((TM)) ), in each case that the parties mutually agree upon in writing in accordance with Section 3.9. Without redefining the foregoing, "Other Products" expressly excludes the use of recombinant human PH20 hyaluronidase in (i) drugs with high-unit (i.e. greater than 1500 USP unit) intravenous or other doses, and (ii) co-formulated or combination products with molecules not owned or otherwise controlled by Baxter (unless otherwise agreed to in writing by the parties).

            1.20 "Product(s)" shall mean the Initial Drug and/or Initial Product(s) other than the Initial Drug to be Produced by Baxter in finished dosage form under this Agreement.

            1.21 "Production", "Produce", or "Produced" shall mean the filling, packaging, inspection, labeling, and testing of Product by Baxter.

            1.22  "Product Master Plan" shall mean, collectively, the following:

                  -     the Quality Agreement (Exhibit C)

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                  -     the Product Specifications; incl. API, Final Product,
                        Components, Excipient (HSA) as in effect upon the Agreement date (Exhibit D)

                  -     the Development Plan (Exhibit B)

                  -     Territories (as per Distribution Agreement)

                  -     the API Price (Exhibit A).

            1.23 "Product Specifications" shall mean those specifications and testing to be performed for Product as set forth in documents prepared by Baxter and agreed to in writing by Halozyme in accordance with Section 10 of the Quality Agreement; provided, however, that Baxter shall include in such documents any changes required by the FDA. All such Product Specifications shall be attached to this Agreement as Exhibit D as they exist as of the date of the execution of this agreement.

            1.24 "Quality Agreement" shall mean the Quality Agreement, in the form attached as Exhibit C, entered into by Baxter and Halozyme as of the Agreement Date, as amended, supplemented or restated from time to time in accordance with Section 2.4 or as the parties otherwise mutually agree in writing.

            1.25 "Regulatory Authority" shall mean those agencies or authorities responsible for regulation of Product as described within the Product Master Plan.

            1.26 "Regulatory Plan" shall mean the plan agreed upon in writing by the Steering Committee containing regulatory services and support for the development and maintenance of regulatory submissions and supporting documentation for Production of Product. The Regulatory Plan will be created, and may be amended, supplemented or restated from time to time by written agreement of the Steering Committee.

            1.27 "Released Executed Batch Record" shall mean the completed batch record (in the form of the applicable Master Batch Record) and associated deviation reports, investigation reports, and Certificates of Analysis (provided in accordance with the Quality Agreement) created for each Batch of Product and approved as released to Halozyme under cGMP by Baxter's quality assurance department.

            1.28 "Steering Committee" shall mean the joint development and production committee composed of representatives of Baxter and Halozyme described in Section 2.3 below.

            1.29 "Territory" shall have the meaning set forth in the Exclusive Distribution Agreement.

      2.    PRODUCT MASTER PLAN.

            2.1 Product Master Plan. Prior to the Agreement Date, the parties have mutually agreed upon each of the exhibits attached to this Agreement comprising the Product Master Plan.

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            2.2   Amendment of Product Master Plan.

                  2.2.1 Except as otherwise set forth in Sections 2.2.2 and 2.4, the Product Master Plan may be amended from time to time, as the parties experience with the Production, testing and use of the Product warrants, only upon recommendation of the Steering Committee and upon mutual written agreement of Halozyme and Baxter.

                  2.2.2 At the reasonable request of Halozyme, the parties shall negotiate in good faith modification(s) to the Product Specifications to address regulatory concerns raised by any Regulatory Authority or reasonably raised by Halozyme.

            2.3   Steering Committee.

                  2.3.1 Composition of the Steering Committee. The Steering Committee shall have the oversight and responsibility to review and propose changes to the Product Master Plan, to propose and plan clinical programs for the Product, and to propose Other Products in accordance with the terms and conditions of this Agreement. The Steering Committee shall be comprised of three
(3) named representatives of Baxter and three (3) named representatives of Halozyme. The Steering Committee shall be represented from the following functions: Research/Development, Clinical/Regulatory, Commercial/Marketing or one other function at each party's discretion. Each party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change but shall use commercially reasonable efforts to maintain stability of Steering Committee representation.

                  2.3.2 Meetings. The Steering Committee shall meet not less than twice each calendar year, on such dates and at such times and places as agreed to by Baxter and Halozyme, alternating between New Providence, NJ and San Diego, California or such other locations as the parties shall agree. At such meetings, the Steering Committee shall discuss the development under the Development Plan and Production and set priorities therefor, and shall discuss any actual regulatory filings regarding the Product together with any anticipated regulatory filings with respect to possible Product(s) (i.e. Initial Product(s) other than the Initial Drug) and any proposed Other Products.

                  2.3.3 Committee Actions. Any approval, determination or other action agreed to by all of the members of the Steering Committee present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee; provided, however, that at least one (1) representative of each party is present at such meeting, and that such approval, determination or other action is documented in a writing signed by a representative of each party at such meeting. The Steering Committee may also act by unanimous written consent without a meeting or between meetings.

                  2.3.4 Steering Committee Minutes and Reports. One representative of each party shall be designated to take minutes of each Steering Committee meeting. Within fifteen (15) days following each Steering Committee meeting during the term of the Agreement, the Steering Committee shall prepare and provide to each party a reasonably detailed written report which shall summarize the outcome of the meeting

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            2.4   Quality Agreement. The effectiveness of this Agreement is
conditioned upon the parties duly executing and delivering the Quality Agreement on or before the Agreement Date. At the reasonable request of either party, the parties shall negotiate in good faith amendment(s) to the Quality Agreement (a) to address matters specific to the Production of Product for sale and use outside the United States, and (b) to address regulatory concerns raised by any Regulatory Authority or reasonably raised by either party.

            2.5 No Amendment of Agreement. In the event that the terms of the Product Master Plan or Quality Agreement are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the parties. The Product Master Plan and Quality Agreement shall be incorporated herein and by reference and made a part of this Agreement.

      3.    DEVELOPMENT AND PRODUCTION OF PRODUCT.

            3.1 Initiation and Conduct. Upon execution of this Agreement, pursuant to the terms and conditions of this Agreement, Baxter shall, in a timely manner (a) conduct development of Product pursuant to the Development Plan and (b) conduct Production of Product necessary for Halozyme to meet its obligations under the Exclusive Distribution Agreement and otherwise as necessary to meet market demand.

            3.2 Documentation. Each Batch of Product shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record, known as a "Batch Record" or, when completed, an "Executed Batch Record," for such Batch of Product shall be assigned a unique batch number. Any deviation from the manufacturing process specified in the Master Batch Record must be documented in the copy of the Executed Batch Record for that Batch. Baxter shall provide Halozyme with required supporting development and Production documentation in a form reasonably suitable for Halozyme's submission to the FDA.

            3.3   API.

                  3.3.1 Halozyme shall develop and transfer to Baxter in a timely manner all (i) API necessary for Baxter to meet its obligations in this Agreement and (ii) analytical methods and API Specifications, excipients and final dosage form applicable to the Production of Product. Halozyme will be responsible for the manufacture or contract manufacture of the API meeting cGMP, in compliance with the API Specifications and in a manner suitable for use in the final dosage form of the Product. The manufacturing site of the API must allow Baxter to audit the site as per the Quality Agreement on a periodic basis to be no more than once per year. In the event any material or API to be supplied by Halozyme is imported into the United States for delivery to Baxter, then Halozyme shall be the importer of record and such material or API shall be delivered DDP (Incoterms 2000).

                  3.3.2 Baxter shall only use the API to Produce Product under this Agreement, which Product shall only be sold by Baxter under and in accordance with the Exclusive Distribution Agreement.

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                  3.3.3 Halozyme shall sell to Baxter the API at a transfer
price equal to its "API Price" as defined in Exhibit A. Within thirty (30) days following the receipt of API, unless Baxter properly determines in accordance with the foregoing that such API does not conform to the API Specifications, Baxter shall pay to Halozyme the applicable API Price. If the API does not conform to the API Specifications, Baxter shall promptly return such API, at Halozyme's cost, and shall not be obligated to pay to Halozyme the API Price therefor. Shipping shall be FOB destination.

            3.4 Delivery Delays. Each party shall use its commercially reasonable efforts to ensure a steady supply of the API and Product (as applicable) or to resolve any associated supply issues with their respective contractors.

            3.5 Material Safety Data Sheet. Halozyme shall provide Baxter a Material Safety Data Sheet for API delivered to Baxter. Baxter shall immediately notify Halozyme of any unusual health or environmental occurrence relating to Product, including, but not limited to any claim or complaint by any employee of Baxter or any of its Affiliates or third party that the operations of Baxter pursuant to this Agreement have resulted in any adverse health or safety effect on an employee or third party. Baxter agrees to advise Halozyme immediately of any safety or toxicity problems of which it becomes aware regarding the Product.

            3.6 Vendor and Supplier Audit and Certification. Halozyme shall be solely responsible for certifying and auditing all Product-related vendors and suppliers of API. All vendors and suppliers of API shall be subject to Halozyme's prior written approval.

            3.7 Foreign Corrupt Practices Act. Baxter acknowledges that it is not the agent of Halozyme and represents and warrants that it has not, and covenants that it will not, pay anything of value to any government employee in connection with the resale of the Product.

            3.8   Storage of API and Product.

                  3.8.1 Baxter shall provide, at its expense, appropriate storage for API and Product in one or more secure, insured and bonded warehouses with appropriate climate-control for API and Products in a manner consistent with operating procedures that Baxter uses for its own products and consistent with storage conditions as provided in the Quality Agreement, Section 5.11. Such API and Product shall be segregated from Baxter's other products per established GMP procedures. Following final release of Product by Halozyme, if the Exclusive Distribution Agreement is then in effect, Product shall be transferred to Baxter pursuant to the Exclusive Distribution Agreement

                  3.8.2 Upon termination of the Exclusive Distribution Agreement, (a) all Product that has not yet been transferred to Baxter pursuant to Section 3.8.1 and all API and Components that are then in Production shall continue in development to become Product and, at Halozyme's option, all such Product shall be (i) transferred to Halozyme at Baxter's reasonably incurred costs for such Product or (ii) transferred to Baxter solely for distribution under the terms and conditions of the Exclusive Distribution Agreement that govern distribution of remaining Product following termination, and (b) all API that has not yet been put into development of Product shall be returned to Halozyme at an amount equal to the API Price actually paid by

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Baxter for such API (if any) and reasonable shipping costs therefor. If termination of the Exclusive Distribution Agreement is due to serious adverse events, Baxter shall have the right to discontinue all manufacturing under this Agreement for so long as such adverse events continue.

            3.9   Other Products.

                  3.9.1 The Steering Committee shall engage in good faith discussions and attempt to reach mutual agreement on the development and production of Initial Product(s) other than the Initial Drug. Following the date the Steering Committee unanimously agrees on the applicable terms and conditions for such development and production, the parties shall enter into a supply agreement substantially on the terms and conditions contained in this Agreement with respect to such Initial Product(s) other than the Initial Drug.

                  3.9.2 With regard to potential Other Products, Halozyme hereby grants to Baxter a first right of refusal (exercisable for six months from the date of written notice of such potential Other Product to Baxter) to include any such product within the scope of the Other Product definition and subject to
Section 3.9 of this Agreement. If during such six (6) month period, with respect to such a product, Baxter notifies Halozyme in writing that it is exercising such right of first refusal and electing to treat such product as an Other Product pursuant to the terms of this Agreement and the Exclusive Distribution Agreement, then such product shall be an Other Product in accordance with this Agreement and with the Exclusive Distribution Agreement. If Baxter does not provide such written notice and agree to treat such potential Other Product as an Other Product Agreement pursuant to the terms of this Agreement and the Exclusive Distribution Agreement during the applicable six (6) month period, then such product shall not be an Other Product and Baxter shall have no rights under such Agreements with respect to such product.

                  3.9.3 Notwithstanding anything to the contrary herein, any supply agreement between the parties regarding the development and production of any Other Product shall provide (a) which party shall be responsible for the costs associated with the development, production, clinical trials, and regulatory approval of such Other Product; provided, however, that Baxter and Halozyme shall have the right to recoup such costs from gross sales of such Other Product under, and in accordance with, the terms and conditions set forth in the Exclusive Distribution Agreement, and (b) the parties shall equally share all gross profits realized from the sales of such Other Product. Notwithstanding the foregoing, if the Steering Committee agrees in writing in advance, either party may from time-to-time be responsible for some such development, production, clinical trials, regulatory approval and marketing costs for the development of new channels of distribution that require substantial additional investment provided that such funding is reimbursed by the other party (subject to such party's right to recoup such amounts under the Exclusive Distribution Agreement) or is otherwise shared equally on a quarterly basis by the parties (in which case, such party shall not have the right to recoup such amounts under the Exclusive Distribution Agreement).

      4.    DEVELOPMENT FUNDING.

            4.1 Initial Drug. Halozyme shall be responsible for those costs (the "Initial Costs") incurred by Baxter or Halozyme in order to Produce the registration stability and

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validation Batches of the Initial Drug as set forth in the Development Plan including costs resulting from: (a) developing final dosage solution formulation and process for the Initial Drug, (b) regulatory filings, filing of a DMF or preparing an equivalent CMC section, (c) costs for API drug substance (excluding development of the API) and Components for such Initial Drug, (d) costs of capital equipment Baxter acquires solely, and to the extent necessary, to Produce the first submission Batches of the Initial Drug, and (e) direct salary and headcount costs directly related to producing such Initial Drug and testing to the extent not attributable to other projects; provided, however, that (i) such costs shall not include any general corporate overhead or headcount, such as legal, business development or finance services, (ii) such costs shall not include submission batches required to support a site change supplement to Baxter's manufacturing facilities for commercial product which shall be paid by Baxter, and (iii) Halozyme shall only be responsible for funding the Initial Costs up to an aggregate of *** and any excess amounts requiring Baxter ACC investment must be approved and shall be included under Production Costs (as defined in Section 4.2 below). The foregoing costs shall be calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") and Baxter's standard accounting practices, consistently applied. Baxter shall invoice Halozyme at the end of each calendar quarter in which Baxter incurred Initial Costs and Halozyme shall pay such invoiced amounts within sixty (60) days following the receipt of such invoice.

            4.2 Shared Costs. Other than the Initial Costs to be borne by Halozyme in accordance with Section 4.1, the parties shall bear the Production Costs and Other Costs (as each is defined below), calculated on a fully-burdened basis, as follows:

                  4.2.1 Baxter shall be responsible for (a) equipment acquired for Production or Product, (b) costs for the API, (c) changes to Product Specifications or equipment or facility due to regulatory requirements, (d) insurance procured solely for such Production, (e) taxes owing for such Production, and (f) direct salary and headcount costs directly related to such Production to the extent not attributable to other projects but specifically excluding general corporate overhead or headcount, such as legal, business development or finance services (clauses (a) - (f), collectively, the "Production Costs").

                  4.2.2 The parties shall be responsible for, and shall (a) equally share any post approval clinical, regulatory or DMF costs for the Product (Initial Drug), (b) development costs related to Other Products will be decided pursuant to section 3.9 hereof, (c) clinical, regulatory or DMF costs for approval of Other Products, as approved from time to time by the Steering Committee will be decided pursuant to section 3.9 hereof (clauses (a) - (c) collectively, the "Other Costs"). Unless otherwise agreed to by the Steering Committee, thirty (30) days following the end of each calendar quarter during the term of the Agreement, each party shall provide to the other an accounting of the amount of Other Costs incurred by such party during such calendar quarter, and the party that has incurred less Other Costs shall within ten (10) days thereafter make a payment to the other party equal to one-half (1/2) of the difference between the costs incurred by the parties of the costs that are shared equally.

                  4.2.3 For the avoidance of doubt, Production Costs and Other Costs shall not include any costs incurred by Baxter that are included within Initial Costs. The Production Costs and Other Costs shall be calculated in accordance with U.S. Generally Accepted

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Accounting Principles ("GAAP") and Baxter's standard accounting practices, consistently applied.

      5.    TERM AND TERMINATION.

            5.1 Term. This Agreement shall commence on the Agreement Date and will continue, unless terminated pursuant to this section, as long as the Exclusive Distribution Agreement is in effect. Upon the expiration or termination of the Exclusive Distribution Agreement, this Agreement shall immediately terminate.

            5.2 Termination for Breach. Either party may terminate this Agreement upon the breach of any provision of this Agreement by the other party if such breach is not cured by the breaching party within thirty (30) calendar days for monetary defaults, and thirty (30) calendar days for non-monetary defaults (or such additional time reasonably necessary to cure such non-monetary default provided the breaching party has commenced a cure within the thirty (30) day period and is diligently pursuing completion of such cure) after receipt by the breaching party of written notice of such default. In the event that the Production or sale of Product is enjoined due to the alleged infringement by either party of the proprietary rights of a third party such occurrence shall not be deemed a breach of this Agreement by Halozyme or Baxter

            5.3 Termination for Bankruptcy. To the extent authorized under applicable law, this Agreement may be terminated immediately by either party by giving the other party written notice thereof in the event such other party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such party seeking (a) such party's reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such party's property, or
(c) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and, in each case of clauses (a) - (c) above, such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstated, for a period of more than one hundred eighty (180) days.

            5.4 Termination for Failure to Obtain FDA Approval. Baxter shall have the right to terminate this Agreement by giving 30 days advance written notice to Halozyme in the event that FDA approval for the Initial Drug in the Territory is not obtained by Halozyme by the year ***.

            5.5 Additional Rights and Remedies. Subject to Section 14.1, termination under this Section 5 shall be in addition to the other rights and remedies of the terminating party. Termination of this Agreement for any reason shall not relieve any party of any obligations accruing prior to such termination.

            5.6 Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in
Section 5.1, shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Sections 5, 8, 11, 12, 13, 14, 15, 16 and 17 hereof shall survive expiration or termination of this Agreement.

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            5.7   Files and Records. Within sixty (60) days following the
expiration or termination of this Agreement, Baxter shall make available to Halozyme copies of all manufacturing and process development documents and records relating to Product, shall store the originals or electronic copies of such documents and records according to cGMPs in a safe and secure facility for at least two (2) years after the expiration date of the last Batch Produced by Baxter under this Agreement, and shall permit the FDA or other Regulatory Authorities access to such documents and records to the extent requested thereby. For a period of twelve (12) months following expiration or termination of this Agreement, Baxter shall make available to Halozyme for review, from the DMF or other related regulatory filings, any non-confidential information contained therein that is reasonably related to Product that may be used by Halozyme to support any investigational studies or commercial marketing of Product.

      6.    PRODUCTION OF PRODUCT AND OTHER PRODUCTS.

            6.1 Production. Baxter or one or more of its Affiliates, shall Produce Product in accordance with the Product Requirements and cGMP's applicable to each Territory. Subject to compliance with reasonable rules and regulations of Baxter relating to confidentiality, safety and security, Halozyme shall have the right to access the Baxter facilities directly affecting the Production of Product, and all applicable records related thereto, to oversee Production of Product in accordance with the Quality Agreement and Baxter's standard visitation policy. Halozyme shall have the right to monitor each Production run of Product (from Component preparation through final labeling and assembly) in accordance with the Quality Agreement. Halozyme shall have the right to render technical advice and direction to Baxter regarding Production of Product pursuant to their involvement in the generation of the Master Batch Record or direct communication with the Project Manager or Technical Service Representative. Baxter promptly shall implement all reasonable advice and direction provided that such advice and direction is not inconsistent with the Product Master Plan, Baxter SOPs, and cGMPs. If Halozyme observes or discovers variances from established standards and methods of Production of Product, Halozyme shall give written notice thereof to Baxter, and upon receipt of any such notice, Baxter promptly shall take all appropriate remedial or corrective action and give written notice to Halozyme describing in reasonable detail such actions taken. If Baxter disagrees with any such advice and direction, the parties shall discuss in good faith an appropriate resolution.

            6.2 Audits. Baxter will allow representatives from Halozyme to have access to their manufacturing, warehousing, laboratory premises, records, regulatory filings (e.g.,) and communications (e.g., FDA483s and Establishment Inspection Reports) for audit purposes listed below in Sections 6.2.1 through 6.2.3; provided, however, Baxter has the obligation to protect the confidential information of its clients.

                  6.2.1 Baxter will permit Halozyme to conduct one preparatory audit of cGMP manufacture of the Product for pre-approval inspection for Product. Follow-up to this audit will be considered part of the first audit. Subsequent, new audits will be subject to Baxter's customary charges.

                  6.2.2 Baxter will permit Halozyme to conduct audits to address significant Product quality or safety problems as discovered through Product failures or complaints related to Baxter's manufacturing of the Product.

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                  6.2.3 Baxter will permit Halozyme to perform one standard cGMP compliance audits per year.

                  6.2.4 Subject to the execution of a confidential disclosure agreement among Baxter, Halozyme and Halozyme's licensee(s), Baxter will permit access by Halozyme's licensees to Baxter's premises for audit purposes, consistent with the limitations listed in Sections 6.2.1 through 6.2.3. Halozyme will accompany the licensees during each audit, provided the audit is directly related to Halozyme's Product.

            6.3 Audit Closeout. An exit meeting will be held with representatives from Baxter and Halozyme to discuss significant audit observations. Halozyme will provide a written report of all observations within 30 days to Baxter. Within 30 days of the audit report receipt, Baxter will provide a written response to all findings that details corrective action to be implemented. Baxter will follow up to ensure that all corrective actions are implemented

            6.4 Testing. In accordance with the Quality Agreement, Baxter shall test, or cause to be tested by third party testing facilities audited by Baxter, in accordance with the Product Requirements, each Batch of Product Produced pursuant to this Agreement before any release or distribution pursuant to the Exclusive Distribution Agreement. A certificate of analysis for each Batch of Product shall set forth the items tested by Baxter, Product Specifications, and test results in accordance with the Quality Agreement. Baxter shall send, or cause to be sent, such certificates along with one (1) copy of the entire Released Executed Batch Record to Halozyme prior to selling any Product from such Batch and within thirty (30) days following the completion of such Batch. As required by the FDA, Halozyme shall assume responsibility for final release of each lot of Product prior to distribution of the applicable lot.

            6.5   Permits and Licenses.

                  6.5.1 Subject to the terms and conditions of this Agreement, Halozyme shall have sole responsibility for obtaining all permits and licenses necessary or required for the sale, marketing and commercialization of each product produced by Baxter hereunder. Baxter shall be responsible to obtain and maintain all permits and licenses required for it to carry out its regulatory and Production obligations hereunder. Baxter shall cooperate with Halozyme by assisting in preparing and filing any necessary documents to support Halozyme's applications for permits and licenses.

                  6.5.2 Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that nothing in this Agreement gives Halozyme any rights to reference the new drug application (NDA) 6-343 for Wydase.

            6.6 Regulatory Requirements. Each party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of a Product under this Agreement and which are required by the FDA, any other applicable Regulatory Authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements. Notwithstanding anything to the contrary in this Agreement, each party shall be responsible for its compliance with all regulatory requirements of the United States and all foreign countries that are applicable

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to such party's facilities and each party's activities in Production, whether or not a party is aware of such requirements and has failed to give notice to the other party.

            6.7 Regulatory Approvals/Clinical Trials. In accordance with the Product Master Plan, Halozyme shall pursue regulatory approval of marketing licenses for Products Produced by Baxter for Halozyme hereunder. The parties shall equally share the costs of the filings including any user fees for final dosage. Halozyme will advise Baxter of document requirements in support of NDA and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. Baxter will provide documents and assist Halozyme in preparation of submissions to Regulatory Authorities (both U.S. and foreign) designated by Halozyme in support of Halozyme's NDAs, similar applications required of foreign governments and licenses. Ownership of appropriate regulatory licenses will be agreed upon by both parties, on a country by country basis. Halozyme will be responsible for all contacts with the FDA and all adverse event reporting and complaint handling. Halozyme will be responsible for conducting and funding all FDA mandated pre-phase IV clinical trials for safety and efficacy for the DESI indications for the first Product developed under this Agreement. The cost of any phase IV clinical trials agreed to by the Steering Committee for such Product for the US market will be shared equally by the parties. The parties will agree on the responsibilities for Other Products as set forth in Section 3.9.

            6.8   Regulatory Authority Inspections.

                  6.8.1 Interaction with Regulatory Authorities. All interaction with Regulatory Authorities (both written and oral) that directly affects Product or the Production of Product shall be conducted in accordance with the provisions of this Section 6. At Halozyme's request, Baxter will authorize Regulatory Authorities to review on Halozyme's behalf applications related to the Production of Products.

                  6.8.2 Product Pre-Approval Inspection. In the case of a Product Pre-Approval Inspection by the FDA related to the Products, the following shall apply: (a) Baxter immediately shall inform Halozyme of the notice of such inspection; (b) Baxter shall permit a representative of Halozyme to be present at the Baxter facility that is the subject of such inspection (not to be present at the inspection or to participate, except to be available on an as-needed basis as requested by Baxter); (c) Baxter shall apprise such representative of Halozyme regarding each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) Baxter promptly shall provide Halozyme with copies of all written materials, including without limitation copies of any Notice of Inspection (FDA Form 482), other notice of inspection, notice of violation, other similar notice, or Inspectional Observations (FDA Form 483, its foreign equivalent and Establishment Inspection Reports) received by Baxter relating to such inspection, and (e) Baxter shall provide Halozyme with advance copies of all proposed responses to any such inspections, notices or actions, shall permit Halozyme reasonable opportunity to review and comment within 3 to 5 business days on each such response, shall reasonably consider Halozyme's reasonable comments thereon, and shall provide Halozyme with copies of each such response as submitted. Baxter shall retain final authority for the content of the responses to the regulatory authority

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                  6.8.3 Other Product Specific Inspections. In the case of an inspection (other than the Product Pre-Approval Inspection) by a Regulatory Authority that directly affects the Production of Products, the following shall apply: (a) Baxter immediately shall inform Halozyme of the notice of such inspection; (b) Baxter shall permit a representative of Halozyme to be present at the Baxter facility that is the subject of such inspection (not to be present at the inspection or to participate, except to be available on an as-needed basis as requested by Baxter); (c) Baxter shall apprise such representative of Halozyme regarding each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) Baxter promptly shall provide Halozyme with copies of all written materials, including without limitation copies of any Notice of Inspection (FDA Form 482), other notice of inspection, notice of violation, other similar notice, or Inspectional Observations (FDA Form 483, its foreign equivalent and Establishment Inspection Reports) received by Baxter relating to such inspection, and (e) Baxter shall provide Halozyme with advance copies of all proposed responses that directly affect Production of Product to any such inspections, notices or actions, shall permit Halozyme reasonable opportunity to review and comment on each such response, shall reasonably consider Halozyme's reasonable comments thereon, and shall provide Halozyme with copies of each such response as submitted.

                  6.8.4 Other Inspections. The parties' respective rights and obligations with respect to any inspections relating to the Product, other than those described above, shall be as set forth in the Quality Agreement.

            6.9 Labeling. Labeling development shall be conducted in accordance with Baxter's standard procedures and as mutually agreed upon by the parties per the requirements located in Exhibit E.

      7.    ACCEPTANCE OF PRODUCT.

            7.1 Product Conformity. Within the later of forty-five (45) calendar days following the date of Halozyme's receipt of Product samples or fifteen (15) calendar days following the date of Halozyme's receipt of the applicable entire Released Executed Batch Record(s) and related documentation in accordance with the Product Master Plan, Halozyme shall have the right to determine whether Product conforms to cGMP, to all other applicable United States laws and regulations and all applicable foreign laws and regulations, to the applicable Product Specifications, and to the Quality Agreement (collectively the "Product Requirements"). Notwithstanding the foregoing, if Halozyme has conducted at least one test of the applicable Batch and in good faith has requested in writing, within the time period specified in this Section 7.1, additional time to perform additional testing, then such period shall be extended as reasonably necessary for Halozyme, or Baxter (if requested by Halozyme), to perform such additional testing.

                  7.1.1 If (a) any Product conforms to the Product Requirements, or (b) Halozyme fails to notify Baxter within the time period specified in
Section 7.1 that any Product does not conform to the Product Requirements, then Halozyme shall be deemed to have accepted such Product and waived its right to revoke acceptance.

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                  7.1.2 If Halozyme believes any Product does not conform to the
Product Requirements, it shall give written notice to Baxter specifying the manner in which such Product fails to meet the Product Requirements. Guidelines for resolving any disputed claims regarding conformity of Product are set forth in Section 7.1.3.

                  7.1.3 If the parties dispute whether any Product is conforming or non-conforming, the samples of Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof of non-conformity, shall be binding upon the parties. The non-prevailing party shall bear the costs of such laboratory or consultant.

            7.2 Remedy for Non Conforming Product. In the event Baxter agrees that any Product is non-conforming or the laboratory determines that the shipment of Product is non-conforming, Baxter shall destroy all non-conforming Product and shall at its option (i) schedule to run a new Batch to replace such non-conforming Product within the later of (a) sixty (60) calendar days from the date of determination by the third party of non-conformity, or (b) (60) days from the receipt of the non-conforming drug substance and agreement by Baxter of such non-conformity, or (ii) refund the cost of the non-conforming batch. Any costs incurred by Baxter to run a new Batch pursuant to this Section 7.2 shall not be Production Costs or Other Costs.

            7.3 Non Conforming API. If Product is rejected by Halozyme, and such Product's failure to meet the Product Requirements is the result of non-conforming API and the cause of such non-conformity is demonstrated not to be a result of the negligence, omission or willful misconduct of Baxter the rejection will be deemed not to be a breach of Baxter's warranties or obligations under this Agreement. In the event of non-conforming API, Halozyme shall be responsible for costs reasonably incurred by Baxter for the rejected Product.

      8.    PRODUCT RECALLS.

            8.1 Product Recalls. Each party promptly shall notify the other if any Batch of Product is alleged or proven to be the subject of a recall, market withdrawal or correction. Halozyme shall be responsible for coordinating any recall, market withdrawal or field correction of Product, and such recall, market withdrawal or correction shall be conducted in accordance with the provisions of the Quality Agreement. Baxter will provide Halozyme with access to and copies of all consignees and distribution records for the Product and will cooperate with Halozyme in the execution of the recall action. Halozyme shall provide Baxter with a copy of all documents relating to such recall, market withdrawal or field correction. Baxter shall cooperate with Halozyme (including providing Halozyme with all data, information and documents requested by Halozyme) in connection with such recall, market withdrawal or field correction, at Halozyme's expense. Unless such recall is caused solely by the negligence, omission or willful misconduct of Baxter or solely by Baxter's breach of its warranties or obligations under this Agreement, Halozyme and Baxter shall equally share all of the costs and expenses of such recall, market withdrawal or field correction; provided, however, that if a recall, market withdrawal or field correction is necessary because both (i) the Product does not conform to the Product Specifications, and (ii) such non-conformity is solely due to the negligence, omission or willful misconduct of Baxter, or solely by Baxter's breach of its warranties or obligations under this

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Agreement, Baxter will bear all reasonable costs associated with such recall, market withdrawal or field correction (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom Halozyme deems appropriate) and such costs shall not be included within Production Costs or Other Costs. If such recall is due solely to the API not conforming to the API Specifications or caused solely by the negligence, omission or willful misconduct of Halozyme, or solely by Halozyme's breach of its warranties or obligations under this Agreement, Halozyme shall bear all costs of such recall, market withdrawal or field correction (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom Halozyme deems appropriate).

            8.2 Entire Liability of Baxter. This Section 8 sets forth the entire liability of Baxter in the event of a recall, market withdrawal, or field correction.

      9. FORCE MAJEURE EVENTS. Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money), to the extent caused by an event outside the affected party's reasonable control, shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delays in the delivery of raw materials; acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt written notice to the other party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected party's nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by Baxter because of force majeure conditions exceeds ninety (90) calendar days, Halozyme may terminate this Agreement by written notice to Baxter. If the period of nonperformance by Halozyme because of force majeure conditions exceeds ninety
(90) calendar days, Baxter may terminate this Agreement by written notice to Halozyme.

      10.   CHANGES IN PRODUCTION.

            10.1 Changes to Product Master Plan. Baxter agrees to inform Halozyme within fifteen (15) calendar days of the result of any regulatory development that directly affects the Production of a Product or changes to Product-specific Baxter SOPs. Baxter shall give written notice to Halozyme of any such changes, and Halozyme and Baxter will review such development or changes in accordance with the Quality Agreement; provided, however, that (a) Baxter shall assure that all such changes to the Product-specific Baxter SOPs are consistent with the Product Master Plan unless the parties otherwise expressly agrees in writing, and (b) any changes to the Product Master Plan shall be made only in accordance with Section 2.2.

            10.2 Product-Specific Changes. If facility, equipment, process or system changes are required of Baxter as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply primarily to the Production and supply

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of a Product, then Halozyme and Baxter will review such requirements and agree in writing to such regulatory changes in accordance with the Quality Agreement

      11.   CONFIDENTIALITY.

            11.1 Confidentiality. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party (including all Confidential Information disclosed under the Confidentiality Agreement), and shall not use, grant the use of or disclose to any third party the Confidential Information of the other party other than as expressly permitted hereby, or by the Exclusive Distribution Agreement or the Quality Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

            11.2 Permitted Disclosures. Either party may disclose Confidential Information of the disclosing party (a) on a need-to-know basis, to such party's directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement, and (b) to those Affiliates, agents and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, "Permitted Recipients"); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence to the same extent as set forth in Section 11.1.

            11.3 Litigation and Governmental Disclosure. Each party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations or conducting pre-clinical or clinical trials, provided that if a party is required by law or regulation to make any such disclosure of the other party's Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

            11.4 Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in
Section 11.4, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.

            11.5 Publicity and SEC Filings. The parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the parties. The failure of a party to return a draft of a press release with its proposed amendments or modifications to such press release to the other party within five (5) business days of such party's receipt of such press release shall be deemed as such party's approval of such press release as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the

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Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.

      12.   INVENTIONS

            12.1 Existing Intellectual Property. Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, and except as expressly set forth in this Agreement, Halozyme shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to Product, API, Labeling and Halozyme's trademarks associated therewith (collectively, "Halozyme's Intellectual Property").

            12.2 Individually Owned Inventions. Except as the parties may otherwise agree in writing, all Inventions (as defined herein) which are conceived, reduced to practice, or created by a party in the course of performing its obligations under this Agreement shall be solely owned and subject to use and exploitation by the inventing party without a duty to account to the other party. For purposes of this Agreement, "Invention" shall mean information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable. Baxter hereby grants to Halozyme a royalty-free, non-exclusive, worldwide license (with the right to grant sublicenses) under all patent rights and other intellectual property rights covering Inventions which are conceived, reduced to practice, or created by Baxter in the course of performing its obligations under this Agreement and which relate directly to recombinant human hyaluronidase.

                  12.2.1 The party solely owning any Invention shall have the world-wide right to control the drafting, filing, prosecution and maintenance of patents covering the Invention, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section 12.2.1 shall be borne by the sole owner.

            12.3 Jointly Owned Inventions. All Inventions which are conceived, reduced to practice, or created jointly by the parties and/or their respective agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such inventions) in the course of the performance of this Agreement shall be owned jointly by the parties. Each party shall have full rights, subject to the provisions of this Agreement, to freely exploit, transfer, license or encumber its rights in any such jointly-owned Inventions and the patent rights and other intellectual property rights therein without the consent of, or payment or accounting to, the other party. The parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned inventions shall be mutually agreed upon and the parties shall select a mutually agreeable patent counsel to file and prosecute patent

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applications based on such joint Inventions; provided, however, that in the event that one party (a "Non-Interested Party") notifies the other in writing that is not interested in rights it may have in a joint Invention (relative to its corresponding expenses and costs including patent prosecution and maintenance), the other party (the "Interested Party") may elect to pursue rights in such a joint Invention at its own cost and expense (in which case the Non-Interested Party shall assign to the Interested Party the former's interests in and to the joint Invention). Each party shall cooperate with the other party in the filing and prosecution of such jointly owned patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

            12.4 Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (iii) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project, except to the extent described in the Development Plan.

            12.5 Confidentiality of IP. IP shall be deemed to be the Confidential Information of the party owning such IP. The protection of each party's Confidential Information is described in Section 11. Any disclosure of information by one party to the other under the provisions of this Section 12 shall be treated as the disclosing party's Confidential Information under this Agreement. It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party, which consent can not unreasonably be withheld, to use or disclose the other party's Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

            12.6 License for Performance of this Agreement. For the avoidance of doubt, Halozyme hereby grants to Baxter, and its Affiliates, a non-exclusive license under the Halozyme Intellectual Property solely for and to the extent necessary for Baxter or such Affiliate to perform its obligations under this Agreement, including but not limited to, the development of product formulations, and manufacture and handling of Product under this Agreement.

      13.   REPRESENTATIONS AND WARRANTIES.

            13.1 Mutual Representations. Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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            13.2  Baxter Warranty. Baxter represents and warrants that, as of the time of delivery by Baxter of Product to a distributor, end-user or other third party in accordance with this Agreement and the Exclusive Distribution Agreement, all Product Produced under this Agreement, (a) conforms to the Specifications, (b) has been Produced in accordance with cGMP and all applicable laws and regulations set forth in the Product Master Plan and in accordance with the applicable Certificates of Analysis (provided in accordance with the Quality Agreement) accompanying each Batch of Product, and (c) is not adulterated or misbranded within the meaning of the FD&C Act; provided, however, that the foregoing warranty will not extend to the API or any Halozyme supplied components or labeling. Baxter represents and warrants that it has obtained (or will obtain prior to Producing Product), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations (the "Permits") which are required under federal, state and local laws, rules and regulations applicable to the Production only of Product as specified in the Product Master Plan; provided, however, Baxter shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of API or Product or with respect to the Labeling of Product. Baxter represents that to the best of its knowledge (i) no Baxter employees performing services on behalf of Baxter under this Agreement have been debarred under
Section 306 of the FD&C Act, and (ii) no persons (other than Baxter employees) performing services on behalf of Baxter under this Agreement have been debarred under Section 306 of the FD&C Act.

            13.3 Baxter Disclaimer of Warranties. Except for those warranties set forth in Sections 13.1 and 13.2 of this Agreement, Baxter makes no warranties, written, oral, express or implied, with respect to Product or the development and Production of Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BAXTER. NO WARRANTIES OF BAXTER MAY BE CHANGED BY ANY REPRESENTATIVES OF BAXTER. Halozyme accepts the Production of the Product subject to the terms hereof.

            13.4 Halozyme Warranties. Halozyme warrants that it has the right to give Baxter any information provided by Halozyme hereunder, and that Baxter has the right to use such information for the Production of Product. Halozyme further warrants that the API provided to Baxter hereunder (1) conforms to the API Specifications, (2) has been produced in accordance with cGMP and all applicable laws and regulations set forth in the Product Master Plan as relating to the API and in accordance with the applicable Certificates of Analysis (provided in accordance with the Quality Agreement) accompanying each Lot of API and (3) is not adulterated or misbranded within the meaning of the FD&C Act. Halozyme further warrants that to its knowledge, upon reasonable inquiry, Halozyme is not aware of, nor has any third party asserted against Halozyme any claim, notice, or concern regarding the potential infringement of such third party's proprietary rights as a result of the manufacture, use, offer to sell, sale, importation or distribution of the Product.

            13.5 Disclaimer of Warranties. Except for those warranties set forth in Section 13.1 and 13.4 of this Agreement, Halozyme makes no warranties, written, oral, express or implied, with respect to API or Products. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND

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NONINFRINGEMENT HEREBY ARE DISCLAIMED BY HALOZYME. NO WARRANTIES OF HALOZYME MAY
BE CHANGED BY ANY REPRESENTATIVES OF HALOZYME. Baxter accepts API subject to the terms hereof

      14.   LIMITATION OF LIABILITY; WAIVER OF SUBROGATION.

            14.1 Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO THE COST OF A RECALL IN CONNECTION WITH OR BY REASON OF THE PRODUCTION AND DELIVERY OF PRODUCT UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, EXCEPT AS SET FORTH IN SECTION 8 AND 15, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT. Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, the only liability of Baxter for any cost of cover claims (i) shall exist in the event of a breach hereof by Baxter due to its willful misconduct resulting in a failure to Produce conforming Product; and (ii) shall not include any costs or expenses associated with qualifying of another supplier or delays if one has not been so qualified by Halozyme.

            14.2 Waiver of Subrogation. All Components and equipment used by Baxter in the Production of Product, other than those Components and equipment that are specifically stated in this Agreement to be owned by Halozyme (collectively, "Baxter Property"), shall at all times remain the property of Baxter and Baxter assumes risk of loss for the Baxter Property. Baxter hereby waives any and all rights of recovery against Halozyme and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to Baxter Property to the extent the loss or damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement). Halozyme assumes all risk of loss for all API supplied by Halozyme (collectively "Halozyme Property") until such Halozyme Property is received by Baxter or its Affiliates; and Halozyme hereby waives any and all rights of recovery against Baxter and its Affiliates for any such loss or damage to the Halozyme Property to the extent that the loss or damage is covered by or could be covered by insurance (whether or not such insurance is described in this Agreement).

      15.   INDEMNIFICATION.

            15.1 Halozyme Indemnification. Halozyme shall indemnify, defend and hold harmless Baxter and its Affiliates and any of their respective directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the Baxter "Indemnified Parties") from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees and costs) incurred as a result of any claims, demands, actions or other proceedings by unaffiliated third parties against an Indemnified Party to the extent arising out of property damage or personal injury (including without limitation death) of third parties (collectively "Claims"), resulting from (a) Halozyme's negligence, omission or willful misconduct, (b) Halozyme's breach of its representations or obligations under this Agreement, (c) the execution, delivery and performance of this Agreement by Halozyme conflicting with any other agreement of Halozyme relating to the production and supply of API, or (d) any claim that

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                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

the use of API by Baxter in accordance with this Agreement, violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent any of the foregoing (a) or (d) is caused solely or principally by the negligence, omission or willful misconduct of the Baxter Indemnified Parties or solely by the breach by Baxter of its representations or obligations under this Agreement.

            15.2 Baxter Indemnification. Baxter shall indemnify, defend and hold harmless Halozyme and its Affiliates and any of their respective directors, officers, employees, and agents from and against any and all Claims to the extent resulting from (a) Baxter's negligence, omission or willful misconduct,
(b) Baxter's breach of its representations or obligations under this Agreement,
(c) the execution, delivery and performance of this Agreement by Baxter conflicting with any other agreement of Baxter relating to the Production and supply of Product, (d) any claim that the Production of Product by Baxter in accordance with this Agreement, violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent that such claim is related to the API or the manufacture thereof, or (e) any claim that Baxter's promotion, marketing or distribution of Product under the Exclusive Distribution Agreement violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent that such claim is related to the API or the manufacture thereof, or otherwise violates applicable laws or regulations or rights of any third party; except to the extent any of the foregoing (a) - (e) is caused solely by the negligence, omission or willful misconduct of the Halozyme Indemnified Parties or solely or principally by the breach by Halozyme of its representations or obligations under this Agreement.

            15.3 Indemnitee Obligations. A party (the "Indemnitee") which intends to claim indemnification under this Section 15 shall promptly notify the other party (the "Indemnitor") in writing of any claim, demand, action, or other proceeding in respect of which the Indemnitee intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee's rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 15. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

      16.   INSURANCE.

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                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

            16.1 Baxter INSURANCE. Baxter shall procure and maintain, during the Term of this Agreement Commercial General Liability Insurance, including, Product Liability The Successor Insurance shall cover amounts not less than three million dollars combined single limit.. Baxter retains the right to insure or self insure in any combination at its sole discretion the above coverages.

            16.2 Halozyme Insurance. Halozyme shall maintain general liability insurance during the term of this Agreement adequately covering Halozyme's obligations under this Agreement. Not more than once in any twelve (12) month period, Halozyme shall provide to Baxter evidence of such insurance, upon Baxter's written request. Notwithstanding the foregoing, once there is a commercial sale of Product under the Exclusive Distribution Agreement, Halozyme shall maintain, at a minimum, during the term of this Agreement and for a period of three (3) years from the expiration or earlier termination of this Agreement,
(a) commercial general liability insurance with a combined single limit for bodily injury of not less than one million U.S. Dollars ($1,000,000) each occurrence and two million U.S. Dollars ($2,000,000) in the aggregate, and (b) products liability/completed operations coverage with a per claim limit of not less than three million U.S. Dollars ($3,000,000) for the first year of this Agreement, four million U.S. Dollars ($4,000,000) for the second year of this Agreement, and five million U.S. Dollars ($5,000,000) for the remaining term of this Agreement. With respect to the policy under clause (b), such policy shall show Baxter as an additional insured and loss payee, and provide that Baxter will be given thirty (30) days advance written notice of the termination or cancellation thereof.

      17.   GENERAL PROVISIONS.

            17.1 Notices. All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

            If to Halozyme:              Halozyme, Inc.
                                         11588 Sorrento Valley Road, Suite 17
                                         San Diego, California 92121
                                         Attn: President

                                         Fax:   (858) 259-2539
                                         Phone: (858) 794-8889

            with a copy to:              DLA Piper Rudnick Gray Cary
                                         4365 Executive Drive, Suite 1100
                                         San Diego, California 92121
                                         Attention:  Mark R. Wicker

                                         Fax:   (858) 677-1401
                                         Phone: (858) 677-1489

            If to Baxter:                Baxter Healthcare Corporation
                                         95 Spring Street

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                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

                                         New Providence, New Jersey 07974
                                         Attn: Ron Martin

                                         Fax:   (908) 286-7293
                                         Phone: (908) 286-7104

            With a copy to:              Baxter Healthcare Corporation
                                         One Baxter Parkway
                                         Deerfield, Illinois 60015-4633
                                         Attn: General Counsel

                                         Fax:   847-948-2450
                                         Phone: 847-948-2600

      Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this
Section 17.1.

            17.2 Entire Agreement. The parties hereto acknowledge that this Agreement, together with the Product Master Plan, the Confidentiality Agreement, the Quality Agreement and the Exclusive Distribution Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

            17.3 Waiver. None of the provisions of this Agreement (including the Exhibits hereto) or the Product Master Plan shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.

            17.4 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any third party.

            17.5 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein to any non-affiliated third party (or use any subcontractor) without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets of the party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall

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                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 17.5 shall be void.

            17.6 Independent Contractor. Baxter and Halozyme are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other. Unless otherwise provided herein to the contrary, each party shall furnish all expertise, labor, supervision, machining and equipment necessary for the performance of its obligations hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.

            17.7 Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of New Jersey, without regard to the principles of conflicts of laws. The courts of the State of California shall have jurisdiction over the parties hereto in all matters arising hereunder and the parties hereto agree that the venue will be a state or federal court in California.

            17.8 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

            17.9 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not part of this Agreement.

            17.10 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            17.11 Affiliates. Baxter shall notify Halozyme prior to using an Affiliate to perform any of Baxter's obligations under this Agreement, or providing any data or information arising from this Agreement (or otherwise disclosing the Confidential Information, materials or intellectual property of Halozyme) to an Affiliate. Any such Affiliate of Baxter shall be bound by the terms and conditions of this Agreement as if such Affiliate was an original signatory to this Agreement.

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                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

IN WITNESS WHEREOF, the parties hereto have each caused this Development and Supply Agreement to be executed by their duly-authorized representatives as of the Agreement Date above written.

HALOZYME, INC.                           BAXTER HEALTHCARE
                                         CORPORATION

By:    /s/ Jonathan Lim                  By:    /s/ Daniel Tasse

Name:  Jonathan Lim                      Name:  Daniel Tasse
Title: President and Chief               Title: General Manager - ACCO/Baxter
       Executive Officer

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                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

                                    EXHIBIT A

                                    API Price

  The API Price shall be equal to Halozyme's manufacturing costs, shipping, insurance and associated handling costs (with no mark-up), but in no event shall the API Price exceed *** per Product vial (for the liquid injectable formulation contemplated by Section 1.15(i)).

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                                    EXHIBIT B

                                Development Plan

-     Develop manufacturing process for active ingredient - rHuPH20

-     Develop liquid formulation for Enhanze SC drug product

-     Develop lyophilized formulation for Enhanze SC drug product

-     Produce registration stability lots for Enhanze SC drug product

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                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

                                    EXHIBIT C

                                Quality Agreement

The Quality Agreement shall include the API Specifications and *** solution Drug Product. Lyophilized Drug Product specification to be attached once further development is completed and the Steering Committee determines the dosage to be marketed.

                                QUALITY AGREEMENT

      This Quality Agreement (this "Agreement"), dated as of March 24 2005 (the "Effective Date") is entered into between BAXTER HEALTHCARE CORPORATION with its principal place of business at One Baxter Parkway, Deerfield, Illinois 60015-4633 ("Baxter"), and HALOZYME, INC. with its principal place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121 ("Halozyme"). The parties hereby agree as follows:

      1.    INTRODUCTION

            1.1   Purpose.

                  1.1.1 This Agreement defines the roles and responsibilities for Baxter when providing services for Halozyme.

                  1.1.2 This Agreement also defines how Baxter and Halozyme will interact with each other.

                  1.1.3 For purposes of the NDA filing for the Product described in the Development and Supply Agreement entered into between the parties dated March 24, 2005 (the "Development and Supply Agreement") Halozyme is identified as the "manufacturer," the legal entity in the license application and has responsibility for compliance per 21 CFR 210, and 211.

            1.2   Relationship to the Development and Supply Agreement.

                  1.2.1 This Agreement shall be incorporated within and constitute a part of the Development and Supply Agreement between the two companies.

                  1.2.2 In the event of a conflict between any of the provisions of the Quality Agreement and the Development and Supply Agreement, the provisions of the Development and Supply Agreement shall govern.

                  1.2.3 In the event of a conflict between any of the provisions of the Quality Agreement and the Exclusive Distribution Agreement entered into between the parties dated August 13, 2004 (the "Exclusive Distribution Agreement") the provisions of the Exclusive Distribution Agreement shall govern.

                  1.2.4 The definitions set forth in the Development and Supply Agreement are applicable to this Quality Agreement unless otherwise specified.

      2.    PRODUCT

            2.1 The Product prepared for Halozyme by Baxter is described in the Supply Agreement.

      3.    ADMINISTRATIVE INFORMATION


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            3.1   Halozyme contact names: See Appendix I

            3.2   Baxter contact names: See Appendix I

            3.3 Emergency contact names and numbers, during and outside working hours:

                For Halozyme:
                Don Kennard
                Vice President, Quality and Regulatory Affairs
                (858) 353-1541

                For Baxter: ACC
                ___________________________
                ___________________________
                ___________________________
                ___________________________

      4.    DURATION OF AGREEMENT

      The Agreement will expire with termination of the Supply Agreement and/or Exclusive Distribution Agreement (including any surviving right under the Exclusive Distribution Agreement to sell inventory of Products). The Agreement can be modified as needed with the written approval of both parties.

      5.    MANUFACTURING CGMP COMPLIANCE

            5.1   General.

                  5.1.1 The manufacturing operations for the Product to be performed by Baxter are defined in the Supply Agreement.

                  5.1.2 The manufacturing schemes for Product are generally described in the Project Plan and Product Master Plan. Halozyme shall advise Baxter as soon as reasonable of any proposed material change to the manufacturing schemes that are made and filed in the NDA or license for the Product. Implementation of these changes will be handled as outlined by Change Management (see Section 10). Baxter shall advise Halozyme of any proposed material change to the manufacturing schemes that are made and filed on the NDA or license for the Product. Any proposed changes shall be approved by Halozyme prior to their implementation.

            5.2   Premises.

                  5.2.1 Baxter will manufacture the Product at the Baxter Pharmaceutical Solutions, (BPS) Bloomington, Indiana site. The floor plan of the manufacturing area and corresponding room classifications will be available for review during annual audits of the facility.

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                  5.2.2 The premises and equipment used to manufacture the
Product will be maintained according to current domestic and EU regulatory requirements and in accordance with the Master Batch Record used to manufacture the Product, which are approved by Halozyme. The production of the Product will be conducted in a suitably controlled environment, and such facilities will be regularly monitored for parameters critical to the process to demonstrate compliance with cGMPs, the Master Batch Record, and Project Plans.

                  5.2.3 Baxter will not sub-contract any portion of the manufacturing operations without prior written approval of Halozyme.

                  5.2.4 Baxter will maintain controlled access to the premises. Baxter will maintain all Halozyme confidential information as defined in the Confidentiality Agreement and the Supply Agreement.

            5.3 cGMP. cGMP shall have the same definition as in the Supply Agreement.

            5.4   Materials.

                  5.4.1 Baxter will use only chemical materials, packaging, and labeling components approved by Halozyme and sampled, tested and stored in accordance with the documentation approved by Halozyme.

                  5.4.2 Materials procured by Baxter.

                        (a) Baxter is responsible for ensuring that all materials and components procured by Baxter for use in the Product are in full compliance with the specifications approved by Halozyme. Raw materials are given an expiration date upon the satisfactory completion of all initial testing. Testing will be performed at defined time intervals to ensure the chemical and physical stability of the raw materials for the duration of their useful shelf life. Baxter is responsible for ensuring that all materials are used correctly and are appropriately tested upon receipt as well as for holding the relevant Certificate of Analysis for the materials.

                  5.4.3 Materials Provided by Halozyme for Baxter. Halozyme shall provide the API as defined in, and in accordance with, the Development and Supply Agreement.

                        (a) Halozyme is responsible for ensuring that the materials referenced in the Development and Supply Agreement that are provided by Baxter for use in the Product are in full compliance with the specifications registered. Halozyme will provide Baxter a Certificate of Analysis for all materials supplied by Halozyme. If there is any change to the formulation, manufacture, testing or specifications of any material supplied by Halozyme, Halozyme will notify Baxter prior to sending such material to the facility.

                  5.4.4 Halozyme is responsible for certifying and auditing, as agreed upon, all Product related vendors and suppliers. Baxter will provide Halozyme with verification of certification or audit as agreed upon. Halozyme is responsible for all regulatory filings associated with Product vendors and suppliers.

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                  5.4.5 Halozyme may audit any vendors, contractors, or
subcontractors that are utilized by Baxter, related to Product. Baxter will use reasonable efforts to cause such vendors, contractors or subcontractors to allow such audits. Halozyme will share audit findings with Baxter.

                  5.4.6 Baxter is responsible for providing Halozyme with a listing all Product related vendors and suppliers. Halozyme and Baxter shall mutually agree upon vendors and suppliers. Baxter is to provide Halozyme with advance notice of any change in approved vendors or suppliers. Halozyme is to provide Baxter with advance notice of any change in approved vendors or suppliers.

                  5.4.7 Halozyme shall be solely responsible for certifying and auditing all Product related vendors and suppliers of API to applicable regulatory standards.

                        (a) Baxter shall have the right to audit any API
                  manufacturer or accompany Halozyme during audits of the API manufacturer. Halozyme shall notify Baxter in advance of any scheduled audit of the API manufacturer.

            5.5 Master Batch Records. Baxter may transcribe the manufacturing information into its own format and will obtain written approval from Halozyme for each document version before manufacturing. However, agreed upon changes to documentation will be handled as outlined by Change Management (see Section 10).

            5.6   Standard Operating Procedures.

                  5.6.1 Baxter is responsible for maintaining any SOPs or Halozyme methods required to manufacture, test, and store the Product at Baxter and to support cGMPs. Halozyme must approve Product specific SOP's, Master Batch Records, Test Methods, and Specifications. The approved documents shall be subject to the change control provisions in Section 10.

                  5.6.2 Baxter and Halozyme shall create and approve a listing of Product specific SOP's, Master Batch Records, Test Methods, and Specifications. The listing will be maintained by the Parties. The listing defines the documents subject to the provisions of Change Control in Section 10.

            5.7   Batch Numbers.

                  5.7.1 The Baxter manufacturing batch numbering system begins with the number ,XXXXXX, with the first batch number assigned as .XXXXX1. The batch numbers are then issued sequentially from that point at the time the batch record is issued, independent of specific drug product or fill date. Internal or external sublots may be assigned for process segregations of drug product during processing. Internal (temporary) sublotting occurs when a given batch is segregated during processing and rejoined as one lot at the conclusion of a process. These sublots are assigned a seventh place numeric designator (XXXXXX becomes XXXXXX 1). External (permanent) sublotting occurs when a batch is permanently segregated. These batch numbers are assigned a seventh place alpha designator (XXXXXX becomes

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AXXXXXXA). The Baxter packaging batch numbering system appends a sequential alpha character to the existing manufacturing batch number for each packaging sublot produced.

                  5.7.2 Baxter will use Baxter's batch number or lot number for batch identification of Halozyme printed labels, cartons and shippers.

            5.8   Dates of Manufacture and Expiration.

                  5.8.1 Date of Manufacture - The date of Manufacture is defined as the date of addition of active ingredient during Product formulation.

                  5.8.2 Expiration Date Baxter will calculate the expiry date from the Date of Manufacture (5.8.1) using the shelf life approved by the FDA or other regulatory agency as appropriate as communicated by Halozyme to Baxter. The expiration date will be the last day of the month computed above.

            5.9   Manufacturing and Equipment Data.

                  5.9.1 Baxter is responsible for keeping records of equipment usage (previous product produced in non-dedicated equipment), cleaning, and any maintenance/calibration performed.

                  5.9.2 Baxter is responsible for labeling all Product dedicated equipment and storing this equipment appropriately to prevent its use for other product(s).

            5.10  Reprocessing and Rework.

                  5.10.1 Reprocessing or rework of the Product will not be performed without prior written approval by Baxter and Halozyme.

                  5.10.2 Re labeling and re inspection are not considered rework. Re labeling and re inspection of Product that fails final quality attribute inspection requires prior written approval by Baxter and Halozyme.

            5.11  Storage and Shipment.

                  5.11.1 Storage - Baxter will store the Product under conditions approved by Halozyme. Baxter will take reasonable precautions to minimize the possibility of interference, theft, product contamination or admixture with other materials during storage and before shipping of the Product.

                  5.11.2 Packaging and Labeling for Transit - The Product will be suitably packaged and labeled for transit. Halozyme is responsible for the configuration of the shipping containers. Product designated for shipment outside of the United States shall be labeled in accordance with applicable laws and regulations.

                  5.11.3 Mixing of Product - Baxter will maintain proper segregation of the Product according to cGMP.

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                  5.11.4 Shipment of Product - Halozyme will authorize Baxter to ship Product upon submission of a Baxter shipment request form. Halozyme will authorize shipment based upon receipt, review and approval of Release Documentation, as identified in Appendix II, and receipt and acceptance of retained samples and any scheduled stability samples. Only released, finished, labeled Product will be shipped by Baxter, except for Product samples required for testing. Baxter will ship (in conformity with such methods and procedures as are established by Halozyme and Baxter) finished, unlabeled Product as Halozyme directs. Any shipment of unapproved Product (other than test samples) or Product under Quarantine from Baxter requires prior written authorization by Halozyme and Baxter.

                  5.11.5 Baxter shall ship Product to designated sites following procedures approved by Halozyme and agreed to by Baxter which conform to the Supply Agreement and the NDA for the Product using shipping containers and temperature controls/recorders validated or otherwise qualified by Halozyme.

      6.    QUALITY CONTROL

            6.1   General.

                  6.1.1 The testing activities for the Product that are to be performed by Baxter shall be in accordance with the Specifications, as defined in the Development and Supply Agreement. In general, Baxter is responsible for performing tests and assays directly related to the filling operation; i.e., identity testing, uniformity by unit weight variation, pre-filtration bioburden, bulk and finished Product sterility, etc., or as otherwise determined by agreement between Halozyme and Baxter in the Product Master Plan. Halozyme is responsible for Product release. Baxter is responsible for submitting unlabeled bulk and finished Product test samples to a mutually agreed upon third-party contract laboratories.

            6.2   Materials supplied by Baxter.

                  6.2.1 Quality control of materials supplied by Baxter will be undertaken by Baxter. Baxter will notify Halozyme of any investigations related to the testing, storage, and handling of any raw materials used in the manufacturing of the Product or any investigation of Product initiated as a reject.

            6.3   In-Process and Finished Product Testing.

                  6.3.1 Baxter will perform bulk and finished Product testing, including but not limited to sterility and uniformity by unit weight variation, as directed by Halozyme using approved specifications and validated, or otherwise qualified, methods of analysis.

                  6.3.2 A Statement of Compliance confirming that the Product has been manufactured, packaged and tested, and meets the requirements of the Master Batch Record and appropriate approved specifications will be issued by the Baxter Quality Unit. The release documentation information, pending regulatory approval, can be found in Appendix II.

                  6.3.3 Halozyme or its licensees may perform testing to confirm or supplement the Baxter data prior to Product release for distribution. Halozyme may perform confirmatory testing during the initial term of the Development and Supply Agreement to validate the Baxter data. Periodically thereafter, Halozyme may test material to confirm the Baxter data. Dispute resolutions of conflicting test data will be handled per Section 9.

                  6.3.4 Shipping of samples to a third party contract laboratory will be per a qualified shipping method, provided by Baxter. Shipping of samples at the request of Halozyme shall be per the Baxter qualified shipping method unless stipulated otherwise.

            6.4   Retain Samples.

                  6.4.1 Baxter is responsible for storing retain samples of finished Product per 2 1 CFR 2 1 1.170 and any protocols mutually agreed upon in writing between Baxter and Halozyme.

                  6.4.2 Halozyme will maintain retain samples for the purposes of complaint and adverse event evaluations.

            6.5   Routine Stability Program.

                  6.5.1 Halozyme is responsible for developing and submitting to Baxter a routine stability-testing program for the Product. Halozyme is responsible for identifying the batch number and quantity of samples for each lot to be placed in the stability program. Baxter is responsible for executing the stability-testing program and providing summary reports and data per the agreed upon stability program.

            6.6   Out-of-Specification (OOS) Investigations.

                  6.6.1 Baxter is responsible for investigating any testing performed by Baxter that fails to meet specifications and notifying Halozyme within 48 hours of a confirmed OSS result. Each investigation will be reviewed by Baxter's designated Quality representative, and will follow the procedures recommended by regulatory agencies and as defined in appropriate Baxter SOPS for OOS Investigations All completed investigation reports will be included in the released, executed batch record that will be provided to Halozyme.

      7.    QUALITY ASSURANCE

            7.1   Deviations (Variances) and Investigations.

                  7.1.1 Deviations and Investigation Reports - Any deviation from the process during manufacture, including but not limited to, batch record execution, and environmental monitoring excursions or aseptic processing procedures, must be carefully explained and documented in the batch records. They must be justified and approved by Baxter Quality Assurance and the affected area management, and included in the document package. Investigations will be communicated to Halozyme within 48 hours of the initiation of the investigation. All investigations related to Product shall be forwarded to Halozyme for review as part of the released, executed batch record. Halozyme may review such investigation reports and has final disposition of any batch of Product.

                  7.1.2 Failure Investigations - Baxter is responsible for investigating any test result or in-process test, which fails to meet specifications. Each investigation will be reviewed and approved by Baxter's designated quality representative. The investigation must document that any failure has not jeopardized the safety, identity, strength, purity, or quality of the Product prior to release. Halozyme may conduct its own independent failure investigation, and may participate in the Baxter failure Investigation, as applicable. Baxter shall retain the final authority for the content of the investigation report.

                  7.1.3 Halozyme will authorize the destruction of any batch of Product aborted or rejected by Baxter.

                  7.1.4 Baxter will provide written notification to Halozyme if any problems that are discovered, including review of media fills and environmental monitoring trending, that may impact Product batch(es) previously shipped to Halozyme or its distributor(s) or licensee(s) within 48 hours of initiation of the investigation.

                  7.1.5 Some deviations/failures may require that additional testing, stability, or validation be conducted. This work may be performed by Halozyme and/or Baxter as agreed by both parties.

            7.2   Batch Disposition.

                  7.2.1 For each batch, Baxter will provide the documentation required in Appendix II.

            7.3   Product Release.

                  7.3.1 Release of the Product is the absolute responsibility of Halozyme and will be undertaken by Halozyme based on Halozyme's internal procedures, the full document package provided by Baxter (Appendix II), and completion of any release testing required by Halozyme.

                  7.3.2 Any problem discovered by Halozyme likely to cause rejection of the Product will be communicated to Baxter within the later of 15 days from receipt of the full release documentation package or within 45 calendar days following receipt of Product Samples, if applicable, (see Appendix
II). If these conditions cannot be met, Halozyme will notify Baxter and provide a new target date for completion and justification for the extension.

                  7.3.3 Halozyme will communicate within 15 days, any problem confirmed by Halozyme that is a change in acceptability of a previously Halozyme supplied material received at Baxter. Baxter will evaluate the status change for impact to Baxter systems.

            7.4 Product Complaints, Adverse Events, Serious Adverse Events, and Recalls.

                  7.4.1 Product Complaints and Adverse Events received by Baxter
- In accordance with Section 5 of the Exclusive Distribution Agreement, Baxter is responsible for notifying Halozyme of any adverse events or product complaints within 24 hours. Halozyme is responsible for receiving and initially investigating any Product complaints and Adverse Events of which it becomes aware. Halozyme will notify Baxter within 2 days of discovery of any problems thought to be due to manufacture or distribution of the Product. When requested by Halozyme, Baxter will promptly perform investigations for these problems. Investigation reports will be forwarded to Halozyme within 30 days or Baxter will notify Halozyme and provide a new target date for completion and justification for the extension Halozyme will provide Baxter with periodic summary reports of all Halozyme product complaint investigations and conclusions. The responsibility for regulatory reporting of Adverse Events rests with Halozyme.

                  7.4.2 Product Complaints and Adverse Events received by Halozyme - Halozyme is responsible for notifying ACC within 24 hours of receipt of a complaint. Halozyme is responsible for receiving and initially investigating any Product complaints of which it becomes aware. Halozyme will notify Baxter within 2 days of discovery of any problems thought to be due to manufacture or distribution of the Product. Halozyme will provide Baxter with periodic summary reports of all Halozyme product complaint investigations and conclusions. The responsibility for regulatory reporting of Adverse Events rests with Halozyme.

                  7.4.3 Per Section 5 of the Exclusive Distribution Agreement both Halozyme and Baxter will inform each party of any reported Serious Adverse Events immediately. Halozyme and Baxter will work closely in any required investigations of Serious Adverse Events. Halozyme will be responsible for the investigative plan and execution.

                  7.4.4 Product Recall, Product Withdrawal, Field Alerts and Advisory Notices-- Halozyme or Baxter may initiate a Product recall, Product Withdrawal, Field Alerts or Advisory Notices as necessary. Primary responsibility for any action regarding distributed product will rest with Halozyme. Either Baxter or Halozyme will notify the other party of any anticipated action against distributed product within 24 hours of determination of the need for such action. Halozyme and ACC will work closely to develop and execute, as appropriate, Product Recall, Withdrawal, Field Alert or Advisory Notice action strategies. If the action is the result of manufacturing or distribution problems Halozyme will request investigative support from Baxter as appropriate.

                  7.4.5 Product Complaint and Product Recall, Product Withdrawal, Field Alerts and Advisory Notices records will be maintained respectively by Baxter and Halozyme to the requirements of applicable regulations but not less than 3 years.

            7.5   Records Retention.

                  7.5.1 Baxter will initially retain original batch production records for the Product and materials for one year after expiration, and send the original Halozyme.

                  7.5.2 Subject to Section 5.7 of the Development and Supply Agreement, Baxter will not destroy any batch production records without first obtaining written approval from Halozyme for any records less than 18 months past expiration date.

            7.6   Manufacturing and Quality Presence in the Manufacturing
Facility.

                  7.6.1 Baxter will maintain adequate, qualified Manufacturing and Quality personnel in the manufacturing facility during the manufacture of the Product to ensure compliance with cGMPs and the consistent manufacture of Product.

                  7.6.2 Baxter will permit a maximum of two Halozyme representatives to be present in the manufacturing facility during the manufacture and testing of the Product and on-site presence for purposes of record and data review only during an audit described in Section 6.2 of the Development and Supply Agreement.

      8.    REGULATORY COMPLIANCE

            8.1   Regulatory Inspections.

                  8.1.1 Baxter will permit access by the regulatory agencies to Baxter's premises. Baxter will inform Halozyme of any announced regulatory inspections that directly involve the Product within 24 hours of the notification to Baxter of such an inspection. Baxter will immediately inform Halozyme of any unannounced regulatory inspections that directly involve the Product. Baxter will permit a Halozyme representative to be present in the facility for a pre approval inspection or any subsequent inspection that directly involves Product. Both Baxter and Halozyme will mutually agree in good faith upon the specific Halozyme participation in the inspection. For subsequent PAIs or "For Cause" inspections, Halozyme personnel will be allowed on-site and will participate directly in the inspection at the discretion of Baxter.

                  8.1.2 Baxter will secure the agreement of Halozyme prior to making any commitment to a regulatory agency regarding Product. Halozyme shall be provided with draft responses to regulatory observations that directly involve the Product and its manufacture prior to submission to the regulatory authorities and Baxter shall permit Halozyme's input into responses and corrective actions within 48 hours. Baxter shall retain the final authority for the content of the responses to the regulatory authority.

                  8.1.3 Baxter will promptly forward to Halozyme any observations and responses from a routine regulatory inspection relating to the facility where Halozyme's Product is manufactured. Baxter reserves the right to appropriately redact this documentation to preserve any client confidential information.

                  8.1.4 Halozyme will inform Baxter in writing of any regulatory issue that impacts Baxter's ability to manufacture the Product.

                  8.1.5 Baxter will forward to Halozyme a redacted summary of any observations and responses from other clients' product inspections to the extent that such observations and responses relate directly to Product or directly to Baxter's ability to supply Product; provided, however, Baxter is not required to disclose any client confidential information.

                  8.1.6 Halozyme will inform Baxter within 24 hours of any regulatory inspection related to Product. Halozyme will provide results of regulatory inspections to Baxter.

            8.2   Regulatory Actions.

                  8.2.1 Halozyme will provide Baxter a copy of the Chemistry, Manufacturing and Controls (CMC) section of their application prior to submission for review and comment by Baxter's Regulatory Affairs department. Upon submission to the regulatory agency Halozyme will provide Baxter a final copy of the CMC section for Product and any updates submitted thereafter.

                  8.2.2 Halozyme will notify Baxter of any regulatory actions related to the Product that will impact Baxter.

                  8.2.3 Baxter is responsible for supporting all batch record investigations associated with regulatory actions.

                  8.2.4 Each party agrees to supply the other with any manufacturing, testing, or storage data within 48 hours, if requested, as the result of a regulatory inspection, or a potential regulatory exposure such as a recall or significant product complaint.

                  8.2.5 Right to Audit. Halozyme shall have the right to audit as set forth in the Development and Supply Agreement. Baxter shall have the right to Audit Halozyme as set forth in the Development and Supply Agreement.

                  8.2.6 Information to be made available during Audit. Halozyme shall have the right to review and obtain confidential copies of validation data that supports the manufacture of the Product.

            8.3   Disclosure of Information and Regulatory Report.

                  8.3.1 The parties recognize that the holder of a New Drug Application or regulatory approval may be required to submit information and file reports with various governmental agencies. To ensure that Halozyme will be able to fulfill such obligations, Baxter agrees that it will promptly disclose to Halozyme any and all relevant information, data or changes (prior to implementation) that impact Product or global regulatory filings. In addition, Baxter further agrees that it will report in writing all changes (other than nonmaterial changes which would not affect regulatory approvals or submissions) related to Product regarding facilities (areas), equipment, procedures/documentation and personnel at least once annually. Such reports will include any contemplated efforts to manufacture or process compounds other than those related to Product in areas or employing equipment that is used to provide Product. In the event that no changes related to Product are contemplated or implemented during any particular year, Baxter shall file a report attesting to that fact.

                  8.3.2 Each party acknowledges that the information given to such party pursuant to this agreement may contain proprietary and confidential information of the other party. Neither party shall use any information that would fall within the definition of the other party's Confidential Information pursuant to either the Development and Supply Agreement or the Exclusive Distribution Agreement other than for the purposes set forth herein, and shall not disclose such information to any third party except as expressly allowed herein or under such agreements.

      9.    DISPUTE RESOLUTION

            9.1   Non-Conformity Dispute.

                  9.1.1 In the event that a dispute arises between Baxter and Halozyme in the non-conformity of a batch of the Product, the heads of Quality from both companies shall in good faith promptly attempt to reach an agreement. Whatever the outcome, Halozyme retains the absolute right to determine product release status.

            9.2   Test Result Dispute.

                  9.2.1 In the event that a dispute arises between Baxter and Halozyme in the testing performed by Baxter for the Product, the resolution will proceed in stages. The first stage requires direct communication between Quality management from both parties to determine that the methods of analysis are the same and are being executed in the same manner at the applicable sites. Second, carefully controlled and split samples should be sent from one site to another in an attempt to reach agreement. Should there be a failure to achieve resolution; QC Management from the parties will be required to meet to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used as final authority to determine responsibilities, but whatever the outcome, Halozyme retains the right to determine product release status.

      10.   CHANGE MANAGEMENT

            10.1 All proposed changes go through a technical, regulatory, and cGMP impact assessment by the Baxter expert groups. The documents that contain Halozyme's intellectual property (including specifications for the Product) or changes that may affect Halozyme's regulatory submissions shall also go through Halozyme's assessment for regulatory advice and implementation requirements, as per the agreements between Halozyme and Baxter, and shall not be effective or implemented until agreed to in writing by Halozyme.

            10.2 The scope of such a Change Management process applies to both parties and includes chemical manufacturing, pharmaceutical manufacturing, packaging processes, analytical testing, release, and storage of Product. The associated changes may relate to: the Master Batch Records (e.g. master formulas, filling, packaging); bills of materials; Specifications and test methods (for raw materials and finished product); purchase specifications and approved supplier lists (for Raw Materials and Packaging Components); Halozyme specific validated equipment; facilities; utilities; or computer systems used in the manufacture of Product.

            10.3 The Parties will assess changes within 15 calendar days and those changes marked urgent within 5 working days. Neither party will unduly withhold approvals.

      11.   PRODUCT AND PROCESS VALIDATION

            11.1 Process Validation. Halozyme and Baxter are responsible for ensuring that the manufacturing process is validated. Baxter is responsible for ensuring that the facilities, utilities and support systems are validated. The validation should ensure that the process is capable of consistently achieving the Product acceptance specification. Baxter shall provide adequate resources to execute process validations as per mutually approved protocols.

            11.2 Cleaning Verification/Validation. Baxter is responsible for ensuring that adequate cleaning of product contact parts used in the manufacture of Product is carried out between batches of different product to prevent contamination. Halozyme will provide information (i.e. LD50, toxicity, solubility, batch size, fill volume, product max human dose (MHD) for the Initial Drug (as defined in the Development and Supply Agreement), to establish cleaning limits. Until such time as the cleaning procedure and analytical methodology is validated for the Initial Drug, Halozyme will purchase new product contact equipment; including but not limited to, glass receiving vessels and filling needles, to be used in the manufacture of all Product batches.

            11.3 Sterilization and Depyrogenation Validation. Baxter is responsible for ensuring that sterilization processes are validated and that adequate sterilization and depyrogenation is carried out on the components and appropriate equipment prior to the manufacture for each batch of Product.

            11.4 Equipment, Computer, Facility, and Utilities Qualification. Baxter is responsible for all equipment, computer, facility, and utility qualification activities associated with the Product consistent with applicable regulatory requirements.

            11.5 Laboratory Qualification. Baxter is responsible for ensuring that all laboratories are in compliance with cGMPs and are qualified in all of the methodology associated with the Product. If Product specific analytical work is performed at Baxter then Halozyme will provide any relevant analytical documentation and training to assist in methods transfer or methods validation. Baxter is responsible for third party laboratory qualification unless such laboratory is specified by Halozyme and assurance that analytical methods are validated or otherwise qualified.

      12.   NOTIFICATION OF NEW PRODUCT CLASSIFICATION

            12.1 Baxter will notify Halozyme, per appropriate regulations, prior to introducing a new product, either approved or unapproved, into the preparation, formulation, and filling area used for the manufacture of Product. Halozyme and Baxter will assure that appropriate regulatory approvals will be obtained prior to actual introduction of the new product into the manufacturing facility.

      13.   ANNUAL PRODUCT REVIEW, ANNUAL REPORT AND DRUG LISTING

            13.1  Product Review.

                  13.1.1 Baxter will perform an Annual Product Review for the Product and will issue a report to Halozyme. This report will cover all manufacturing and testing activities performed by Baxter. It will consist of a review of any changes at Baxter in the manufacturing, testing, storage, shipping or validation of the Product in the previous calendar year and a summary of lots made, released, and rejected. Also, control charting and summarizing of key

Product parameters will be performed. Any abnormalities will be explained in the annual review. Baxter will provide the requested information to Halozyme annually commencing with the start of commercial production. Trend analysis of environmental data, if available, will be available for review during annual audits.

            13.2  Annual Report.

                  13.2.1 Halozyme is responsible for preparing any Annual Report as required by applicable regulations, including 21 CFR 314.7(g)(3), and 314.81(b)(2). At least 90 calendar days before the Annual Report due date, Halozyme shall request in writing from Baxter the chemistry, manufacturing, and controls data required for submission of the Annual Report. Baxter will provide the requested information to Halozyme within 30 days as specified in the Regulatory Plan. Upon submission to the Regulatory Agency, Halozyme will provide Baxter with a final copy of the Annual Report.

                  13.2.2 Drug Listing - Baxter is responsible for drug listing as the manufacturer of the Product, while Halozyme is responsible for drug listing as the distributor of the Product. Halozyme will provide Baxter with all information needed by them for their listing, including date of approval and Product launch to the market within three days of such dates, as and to the extent required by applicable laws and regulations.

      14.   MISCELLANEOUS

            14.1 Entire Agreement. The parties hereto acknowledge that this Agreement, together with the Supply Agreement, the Confidentiality Agreement (as defined in the Supply Agreement), and the Exclusive Distribution Agreement between the parties of even date herewith sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

            14.2 Waiver. None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.

            14.3 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any third party.

            14.4 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein to any third party (or use any subcontractor) without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets of the party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 14.4 shall be void.

            14.5 Independent Contractor. Baxter and Halozyme are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other. Unless otherwise provided herein to the contrary, each party shall furnish all expertise, labor, supervision, machining and equipment necessary for the performance of its obligations hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.

            14.6 Governing Law. This Agreement is being delivered and executed in the State of California. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of California, without regard to the principles of conflicts of laws.

            14.7 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

            14.8 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not part of this Agreement.

            14.9 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have each caused this Quality Agreement to be executed by their duly-authorized representatives as of the Effective Date above written.

HALOZYME, INC.                             BAXTER HEALTHCARE
                                           CORPORATION

By:    ___________________________         By:    _____________________________

Name:  ___________________________         Name:  _____________________________

Title: ___________________________         Title: _____________________________

                                   APPENDIX I

                            List of Quality Contacts
                           (Name, Phone, Fax, E-mail)

ISSUE                         Halozyme                    Baxter BPS            Baxter ACC
-------------------  ---------------------------  ----------------------------  ----------
Production Planning  Carolyn Rynard
                     Ph: (858) 794-8889
                     Email: crynard@halozyme.com

Marketing and Sales  Name
                     Ph: (xxx) xxx-xxxx
                     Fax: (xxx) xxx-xxxx
                     Email:

Product Release      Don Kennard                  Melissa Beard
                     Ph: (858)-794-8889           Ph: (812) 355-4233
                     X208                         melissa_beard@baxter.com
                     dkennard@halozyme.com

QC Testing           Don Kennard                  Bryan Hudson/Dan Larrimore
                     Ph: (858)-794-8889           Ph: (812) 355-4244/4212
                     X208                         bryan_hudson@baxter.com
                     dkennard@halozyme.com        dan_larrimore@baxter.com

Investigations       Don Kennard                  Susan Easton/ Jennifer Walls
                     Ph: (858)-794-8889           Ph: (812) 355-7210/4213
                     X208                         susan_easton@baxter.com
                     dkennard@halozyme.com        jennifer_walls@baxter.com

ISSUE                         Halozyme                    Baxter BPS                      Baxter ACC
-------------------  ---------------------------  ----------------------------  -----------------------------
Stability            Carolyn Rynard               Bryan Hudson
                     Ph: (858) 794-8889           Ph: (812) 355-4244
                     crynard@halozyme.com         Bryan_Hudson@baxter.com

Validation           Don Kennard                  Dave Abram
                     Ph: (858)-794-8889           Ph: (812) 355-4134
                     X208                         Dave_abram@baxter.com
                     dkennard@halozyme.com

Compliance Audits    Don Kennard                  Kacinda Boros                 Christopher Butler
                     Ph: (858)-794-8889           Ph: (812) 355-5135            Ph: (908) 286-7436
                     X208                         kacinda_boros@baxter.com      christopher_butler@baxter.com
                     dkennard@halozyme.com

Product Complaints   Don Kennard                  Melissa Beard
                     Ph: (858)-794-8889           Ph: (812) 355-4233
                     X208                         melissa_beard@baxter.com
                     dkennard@halozyme.com

Change Management    Don Kennard                  Jennifer Walls/Kelly Davis
                     Ph: (858)-794-8889           Ph: (812) 355-4213/4246
                     X208                         jennifer_walls@baxter.com
                     dkennard@halozyme.com        kelly_davis@baxter.com

CMC Regulatory       Don Kennard                  Kelly Davis
Issues               Ph: (858)-794-8889           Ph: (812) 355-4246
                     X208                         kelly_davis@baxter.com
                     dkennard@halozyme.com

Shipping and
Distribution

                                   APPENDIX II

                              Release Documentation

      1. A Statement of Compliance. This document will include the name of the Product, the batch number and the date of manufacture. The Statement of Compliance will certify that the Product was manufactured to the requirements of the Master Batch Record and that the finished Product test results met specifications.

      2. A Certificate of Analysis. This document will include the name of the Product, the batch number and the date of manufacture. This document will include all required finished product specifications, test methods and results of analysis of the finished product and product disposition.

      3. Analytical Method Assay Raw Data. Report all individual results from valid assays that were utilized to assess batch release.

      4. Executed Batch Records. Provide a copy of all documents included in the Master Batch Record as executed for the released batch. This includes; compounding, filtration, filling, inspection, labeling, packaging and analytical data from laboratory tests. This will include deviations, variances and out of specification investigations associated with the released batch.

      5. Environmental Monitoring Data. Provide a copy of all environmental monitoring data as collected in rooms utilized for the production of the released batch.

                                  APPENDIX III

                   Current List of Product Specific Documents

Note: Pending finalization based upon Regulatory and Validation Requirements

1.    Enhanze SC: Master Batch Record
2.    Product Specification Sheet: rHuPH20 ID byUV
3.    Product Specification Sheet: rHuPH20 Purity
4.    Product Specification Sheet: HAS ID by SDS Page
5.    In process  pH
6.    In process bioburden
7.    Enhanze SC: pH
8.    Enhanze SC: Osmolality
9.    Enhanze SC: Sterility Test
10.   Enhanze SC: Endotoxin
11.   Enhanze SC: Potency  USP
12.   Enhanze SC: Appearance and description
13.   Enhanze SC: Identity
14.   Enhanze SC: HSA Identity, ELISA
15.   Enhanze SC: Strength vs rHuPH20 Ref. Std. HPLC
16.   Enhanze SC: Purity , HPLC
17.   Enhanze SC: Impurity, HPLC
18.   Enhanze SC: Particulate Matter
19.   Enhanze SC: Volume
20.   Enhanze SC Product Specification Sheet

                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

                                    EXHIBIT D

                             Product Specifications

See Quality Agreement

  *** Confidential material redacted and submitted separately to the Commission

                                 CONFIDENTIAL TREATMENT REQUESTED--REDACTED COPY

                                    EXHIBIT E

                  Baxter Requirements for Packaging Development

1. Halozyme will provide current approved labeling content that should be used for Baxter artwork.

2.    Baxter will determine cap colors.

3.    Halozyme will provide the official manufacturer address.

  *** Confidential material redacted and submitted separately to the Commission